Exhibit 23.1

Independent Auditors' Consent

Pointe Financial Corporation

Boca Raton, Florida

We consent to the incorporation by reference in the registration statement on Form S-8 pertaining to the Pointe Financial Corporation's 1998 Incentive Compensation and Stock Award Plan filed November 3, 2004, of our report dated January 13, 2004, relating to the consolidated balance sheets of Pointe Financial Corporation as of December 31, 2003 and 2002, and the related consolidated statements of earnings, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Pointe Financial Corporation.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

November 3, 2004